UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 10, 2026

CELSIUS HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

Nevada	001-34611	20-2745790
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2381 NW Executive Center Drive, Boca Raton, Florida 33431

(Address of principal executive offices and zip code)

(561) 276-2239

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of Each Exchange on Which Registered
Common Stock, $0.001 par value per share	CELH	Nasdaq Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Departure of Directors

On February 10, 2026, Mr. Israel Kontorvsky and Mr. Michael Del Pozzo resigned from the Board of Directors (the “Board”) of Celsius Holdings, Inc., a Nevada corporation (the “Company”), with immediate effect. Both Messrs. Kontorovsky and Del Pozzo had been appointed to the Board in accordance with the previously reported Board designation rights of PepsiCo, Inc. (“PepsiCo”).

Appointment of Directors

On February 10, 2026, the Board appointed Ms. Chrysso (Christy) Jacoby, 55, and Mr. John Short, 53, as directors to fill the vacancies on the Board created by the departures of Messrs. Kontorovsky and Del Pozzo. The Board additionally appointed Ms. Jacoby to serve on the Board’s Audit and Enterprise Risk Committee and appointed Mr. Short to serve on the Board’s Governance and Nominating Committee. Ms. Jacoby’s and Mr. Short’s terms on the Board commenced on February 10, 2026 and expire at the Company’s 2026 annual meeting of stockholders.

Ms. Jacoby currently serves as Senior Vice President and Chief Financial Officer for PepsiCo North America Operations, where she oversees the financial strategy and performance of PepsiCo’s approximately $40 billion foods and beverages business, including Frito Lay, Quaker North America and Pepsi Beverages. Since joining PepsiCo in 1997, Ms. Jacoby has held senior leadership roles across Financial Planning, Revenue Management, Strategy, Innovation, Supply Chain Finance and Go-To-Market Finance. She previously served as Senior Vice President and CFO of PepsiCo’s Global Capability Centers and earlier led PepsiCo Global Procurement Finance.

Mr. Short currently serves as PepsiCo’s Senior Vice President of Strategic Partnerships & Franchise, where he leads PepsiCo Beverages North America Allied Beverage Partnerships, Beverage Mergers and Acquisition activity, and PepsiCo Independent Bottler relations. Mr. Short is a 32-year veteran of the beverage and consumer packaged goods industry, primarily with PepsiCo where he has held leadership roles since 1994 spanning frontline operations through senior executive management. During his career, he has held leadership positions across multiple PepsiCo operating units, including PepsiCo Beverages, Frito-Lay, and Quaker Foods, with experience encompassing commercial strategy, revenue growth management, customer and channel leadership, operations, mergers and acquisitions, strategic partnerships, and franchise bottling systems.

Each of Ms. Jacoby and Mr. Short was selected to serve on the Board pursuant to the previously reported securities purchase agreement, dated August 28, 2025, between the Company and PepsiCo, pursuant to which PepsiCo currently has the right to designate two nominees to the Board. Neither Ms. Jacoby nor Mr. Short will receive compensation from the Company for such person’s service on the Board.

Other than PepsiCo’s designation rights described above, there are no arrangements or understandings between either Ms. Jacoby or Mr. Short, on the one hand, and any other person, on the other hand, pursuant to which such person was appointed to the Board. Since the beginning of the Company’s last fiscal year, the Company has not engaged in any transactions, and there are no proposed transactions, or series of similar transactions, in which either Ms. Jacoby nor Mr. Short was or is to be a participant or had or will have a direct or indirect material interest in which the amount involved exceeds or exceeded $120,000.

Change in Executive Officer Status

On February 10, 2026, the Board named Mr. Tony Guilfoyle to the position of Chief Customer Officer, and on such date, Mr. Guilfoyle ceased his position as Chief Commercial Officer. In his new role, Mr. Guilfoyle will have oversight of certain channels of trade and sales in the United States but will no longer serve as an “executive officer” or an “officer” as defined in Rule 3b-7 and Rule 16a-1(f), respectively, under the Securities Exchange Act of 1934, as amended.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CELSIUS HOLDINGS, INC.

Date: February 10, 2026	By:	/s/ Jarrod Langhans
Jarrod Langhans, Chief Financial Officer